                                                                    EXHIBIT 10.7


                           REVOLVING CREDIT AGREEMENT

                                     among

                                HAM MARINE, INC.


                                  as Borrower,


                            FRIEDE & GOLDMAN, LTD.,
                        J. L. HOLLOWAY AND CARL CRAWFORD

                                 as Guarantors,

                                      and

                   BANK ONE, LOUISIANA, NATIONAL ASSOCIATION

                                  as the Bank

                           DATED AS OF MARCH 20, 1997

                               TABLE OF CONTENTS



Section 1. DEFINITIONS..........................................  1
 1.1  Defined Terms.............................................  1
 1.2  Other Definitional Provisions............................. 13
 1.3  Accounting Terms and Determinations....................... 14

Section 2. AMOUNT AND TERMS OF COMMITMENT....................... 14
 2.1  Commitment................................................ 14
 2.2  Note...................................................... 14
 2.3  Determination of Borrowing Base........................... 15
 2.4  Procedure for Borrowing................................... 15
 2.5  Commitment Controlling.................................... 16
 2.6  Fees...................................................... 16
 2.7  Optional Prepayments...................................... 16
 2.8  Mandatory Prepayments..................................... 16
 2.9  Use of Proceeds........................................... 16
 2.10 Interest Rates and Interest Payment Dates................. 17
 2.11 Computation of Interest and Fees.......................... 17
 2.12 Payments.................................................. 18

Section 3. REPRESENTATIONS AND WARRANTIES....................... 18
 3.1  Financial Condition....................................... 18
 3.2  No Change................................................. 19
 3.3  Corporate Existence; Compliance with Law.................. 19
 3.4  Corporate Power; Authorization: Enforceable Obligations... 20
 3.5  No Legal Bar.............................................. 20
 3.6  No Material Litigation.................................... 20
 3.7  No Default................................................ 20
 3.8  Taxes..................................................... 20
 3.9  Federal Regulations....................................... 21
 3.10 ERISA..................................................... 21
 3.11 Investment Company Act; Other Regulations................. 21
 3.12 Subsidiaries.............................................. 21
 3.13 Environmental Matters..................................... 21
 3.14 Ownership of Property: Liens.............................. 22
 3.15 No Burdensome Restrictions................................ 22
 3.16 Patents, Trademarks, etc.................................. 22
 3.17 Collateral Documents...................................... 22
 3.18 Accuracy of Information................................... 23
 3.19 Solvency.................................................. 23

Section 4. CONDITIONS PRECEDENT................................. 23
 4.1  Conditions to Initial Credit Extension.................... 23
 4.2  Conditions to Each Loan................................... 25

Section 5. AFFIRMATIVE COVENANTS................................ 26
 5.1  Financial Statements...................................... 26
 5.2  Certificates; Other Information........................... 26
 5.3  Payment of Obligation..................................... 28
 5.4  Conduct of Business and Maintenance of Existence.......... 28
 5.5  Maintenance of Property; Insurance........................ 28
 5.6  Inspection of Property; Books and Records; Discussions.... 29
 5.7  Notices................................................... 29
 5.8  Environmental Laws........................................ 30
 5.9  Speculative Building...................................... 30
 5.10 Delivery; Further Assistances............................. 30
 5.11 Operating Accounts........................................ 31

Section 6. NEGATIVE COVENANTS................................... 31
 6.1  Financial Condition Covenants............................. 31
 6.2  Limitation of Liens....................................... 32
 6.3  Limitation on Dividends................................... 33
 6.4  Limitation on Capital Expenditures........................ 33
 6.5  Limitation on Debt........................................ 33
 6.6  Limitation on Negative Pledges............................ 34
 6.7  Prohibition of Fundamental Changes........................ 34
 6.8  Prohibition on New Lines of Business...................... 34
 6.9  Limitation on Investments, Loans and Advances............. 34
 6.10 Prohibition on Ownership Changes.......................... 35

Section 7. EVENTS OF DEFAULT.................................... 35

Section 8. MISCELLANEOUS........................................ 38
 8.1  Amendments and Waivers.................................... 38
 8.2  Notices................................................... 38
 8.3  No Waiver; Cumulative Remedies............................ 39
 8.4  Survival of Representations and Warranties................ 40
 8.5  Payment of Expenses and Taxes; Indemnity.................. 40
 8.6  Successors and Assigns; Participations and Assignments.... 41
 8.7  Setoff.................................................... 42
 8.8  Counterparts.............................................. 42
 8.9  Severability.............................................. 42
 8.10 Integration............................................... 42
 8.11 Governing Law............................................. 42

 8.12 Submission To Jurisdiction; Waivers....................... 42
 8.13 Acknowledgments........................................... 43
 8.14 WAIVERS OF JURY TRIAL..................................... 43


EXHIBITS

A    Form of Note
B    Form of Borrowing Base Certificate
C    Form of Guaranty Agreement
D    Form of Compliance Certificate
E    Form of Closing Certificate
F    Form of Security Agreement
G    Form of Closing Opinion from Borrower's Counsel

SCHEDULES

Schedule I     Subsidiaries
Schedule II    Environmental Matters
Schedule III   Existing Liens

     THIS REVOLVING CREDIT AGREEMENT is entered into as of March 20, 1997, among HAM MARINE, INC. ("Borrower"), FRIEDE & GOLDMAN, LTD., J. L. HOLLOWAY AND CARL CRAWFORD (collectively, "Guarantors"), and BANK ONE, LOUISIANA, NATIONAL ASSOCIATION, a national banking association ("Bank").


                                    RECITALS

     A. Borrower wishes to obtain a revolving credit facility to provide short-term seasonal financing of accounts receivable.

     B. As security for the revolving credit facility provided for hereunder, Guarantors have agreed to provide continuing guaranties of part of Borrower's obligations.

     C. Upon the terms and subject to the conditions set forth herein, Bank is willing to make loans and advances to Borrower under the revolving credit facility.

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Guarantors and Bank hereby agree as follows:


                             Section 1. DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Account Debtor" shall mean, with respect to any Account, the Person who is obligated on such Account.

          "Account" shall mean (i) any right to payment for goods sold, delivered or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance and (ii) without duplication of (i), any other right to payment due under any and all contracts for the construction or repair of ships or other vessels.

          "Acquisition" shall mean any transaction or series of transactions by which Borrower acquires, either directly or through an Affiliate or Subsidiary or otherwise, (x) any or all of the stock or other securities of any class of any Person or (y) a substantial portion of the assets, or a division or line of business of any Person.

          "Affiliate" of any Person shall mean any other Person who, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person who possesses, directly or indirectly, power: (a) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement" shall mean this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Available Commitment" shall mean, at any time, an amount equal to the excess, if any, of (a) the Commitment over (b) the aggregate principal amount of the Loans then outstanding.

          "Base Rate" shall mean a fluctuating rate of interest per annum as in effect from time to time, which rate of interest per annum shall at all times be equal to the rate of interest announced publicly by Bank One, Columbus, National Association from time to time (whether or not charged in each instance) as its prime or base rate; provided, however, that if Bank One, Columbus, National Association has more than one announced prime or base rate, the highest publicly announced prime or base rate shall be used for this calculation and, provided further, that if Bank One, Columbus, National Association ceases to announce its prime or base rate, the Base Rate shall be based upon such other publicly announced or reported index as is mutually agreeable to Bank and Borrower.

          "Borrowing Base" shall have the meaning given to said term in Section 2.3.

          "Borrowing Base Certificate" shall mean a certificate substantially in form of Exhibit B executed by a Responsible Officer of Borrower and delivered to Bank.

          "Borrowing Date" shall mean any Business Day specified in a notice pursuant to Section 2.4 as a date on which Borrower requests Bank to make Loans hereunder.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New Orleans, Louisiana are authorized or required by law to close.

          "Capital Expenditures" shall mean, as to any Person, without duplication and for any period, the cost attributed in accordance with GAAP consistent with those applied in preparation of the financial statements referred to in Section 5.1 to acquisitions during such period by such Person of any asset, or additions thereto which such Person treated as a noncurrent asset on such Person's financial statements, including, without limitation, the acquisition or construction of assets having a useful life of more than one year and the acquisition of any ownership interest in any Person.

          "Capital Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property (including vessels), or a combination thereof, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

          "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit, having maturities of not more than one year from the date of acquisition, of Bank or any domestic commercial bank which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (iv) below,
(iii) repurchase obligations with a term of not more than 270 days for underlying securities of the types described in clauses (i) and (ii) entered into with any bank meeting the qualifications specified in clause (ii) above,
(iv) commercial paper rated at least A-1 or the equivalent thereof by Standard Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in either case maturing within one year after the date of acquisition and (v) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through
(iv) above.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 559601 et seq; as amended from time to time.

          "Change of Control" shall mean any of the following events:

               (i) any change in the ownership of the Capital Stock of Borrower;

              (ii) the failure of Borrower to own 80% of the Capital Stock of any Subsidiary; or

             (iii) the stockholders of Borrower shall approve any plan or proposal for the liquidation or dissolution of Borrower.

          "Closing Date" shall mean March 20, 1997.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Collateral" shall mean all assets of any Person (including any Borrower) now owned or hereafter acquired, upon which a Lien is purported to be created by any Collateral Document.

          "Collateral Documents" shall mean the collective reference to any and all security documents hereafter delivered to Bank granting a Lien on any asset or assets of any Person to secure any or all of the obligations and liabilities of Borrower hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation the Security Agreement.

          "Commitment" shall mean the obligation of Bank to make Loans to Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the lessor of $10,000,000 or the Borrowing Base at any time during the Commitment Period.

          "Commitment Period" shall mean the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitment shall terminate as provided herein.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of
Section 4001 of ERISA or is part of a group which includes Borrower and which is treated as a single employer under Section 414 of the Code.

          "Consolidated" shall mean the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries. References herein to a Person's Consolidated financial statements, financial position, financial condition, income, assets, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, income, assets, liabilities, etc. of such Person and its properly consolidated Subsidiaries as determined in accordance with GAAP.

          "Consolidated Current Assets" shall mean as to any Person at any time, the Consolidated current assets of such Person at such time, determined in accordance with GAAP.

          "Consolidated Current Liabilities" shall mean as to any Person at any time, the Consolidated current liabilities of such Person at such time, determined in accordance with GAAP.

          "Consolidated Net Income" shall mean as to any Person for any period, the Consolidated net income (or loss) of such Person for such period, determined in accordance with GAAP.

          "Consolidated Total Assets" shall mean as to any Person at any time, all amounts which would be included as assets on a consolidated balance sheet of such Person at such time, determined in accordance with GAAP.

          "Consolidated Total Liabilities" shall mean as to any Person at any time, all amounts which would be included as liabilities on a consolidated balance sheet of such Person at such time, determined in accordance with GAAP.

          "Consolidated Tangible Net Worth" shall mean as to any Person at a particular date, Consolidated Total Assets minus Consolidated Total Liabilities minus the book value of all assets of such Person and its Consolidated Subsidiaries which should be classified as intangibles, but in any event including good-will, research and development costs, trade-marks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, all reserves and any write-up in the book value of assets resulting from a revaluation thereof (but excluding deferred charges, prepaid insurance and prepaid taxes) minus accounts receivable due from any owners, managers or employees of Borrower and its Consolidated Subsidiaries.

          "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Continuing Guaranties" shall mean the guaranty agreements by the Guarantors, guaranteeing part of the Obligations outstanding hereunder, each substantially in the form of Exhibit C hereto, as amended or otherwise modified from time to time.

          "Credit Extension" shall mean the making of any Loan hereunder.

          "Customary Permitted Liens" shall mean (i) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower, in accordance with GAAP, and (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's, vendor's, lessor's, workmen's, employee's, or other like Liens, in each case, arising in the ordinary course of business by operation of law which are not overdue for a period of more than thirty days or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made.

          "Debt" shall mean as to any Person, at a particular date, the sum (without duplication and in conformity with GAAP), at such date of all (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities), (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, (c) debt of others secured by a Lien on the property of such Person, whether or not the respective debt so secured has been assumed by such Person, (d) LC Obligations of such Person, (e) Capital Lease Obligations of such Person, and (f) Guarantee Obligations of such Person.

          "Default" shall mean any of the events specified in Section 7 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" shall mean dollars in lawful currency of the United States of America.

          "EBIT" shall mean with respect to any Person for any period, Consolidated Net Income of such Person for such period, plus (i) interest expense for such Person and its Consolidated Subsidiaries for such period, and
(ii) tax expense for such period for taxes which have been provided for by such Person and its Consolidated Subsidiaries for such period, to the extent that any of the same are deducted from net revenues in determining such Person's Consolidated Net Income for such period.

          "Eligible Billed Commercial Receivables" shall mean at any date, except as hereinafter provided in this definition, the aggregate face amount of all trade Accounts of Borrower, reduced (without duplication for the amounts referred to in clauses (a) through (m) below) by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves and limits (including limits on credit exposure to any Account Debtor) required by Bank pursuant to Section 2.3(b). Unless otherwise approved in writing by Bank, no Account shall be deemed to be an Eligible Billed Commercial Receivable unless it satisfies each of the following requirements to the satisfaction of Bank:

     (a)  Borrower owns such Account;

     (b) such Account is a valid, binding and legally enforceable obligation of the applicable Account Debtor;

     (c) such Account is not the subject of any dispute, setoff, counterclaim or other claim or defense on the part of the Account Debtor denying liability under such Account; provided that if only a portion of any such Account is the subject of any such dispute, setoff, counterclaim, or other claim or defense on the part of the Account Debtor denying liability under such Account, only the portion of such Account which is subject to such dispute, setoff, counterclaim or defense shall be excluded as an Eligible Billed Commercial Receivable as a result of the requirements specified in this clause
(c);

     (d) Borrower has the right to assign and grant Liens in such Account to Bank as security for the Obligations;

     (e) such Account is subject to a fully perfected Lien in favor of Bank, which Lien is fully perfected and, subject only to Customary Permitted Liens, prior to the rights of, and enforceable as such against, all other Persons;

     (f) such Account is not subject to any Lien in favor of any Person other than the Liens created by the applicable Collateral Documents and Customary Permitted Liens;

     (g) such Account is a bona fide Account arising from the delivery, charge or sale (on an absolute basis and not on a consignment, approval, or sale-and-return basis) of goods or the rendering of services by Borrower in the ordinary course of its business, which goods have been shipped, delivered or charged and made available to, or which services have been performed for, the Account Debtor for such Account;

     (h) with respect to such Account, no Account Debtor is

               (i) incorporated in or primarily conducting business in any jurisdiction located outside the United States unless (A) such sale is either on an irrevocable letter of credit acceptable to Bank or acceptance terms acceptable to Bank or (B) such Account and the related Account Debtor is otherwise approved by Bank in writing, provided that, the provisions of this clause (h) shall not apply to the extent that such Account Debtor is Schlumberger Technologies, Inc. (or its division SEDCO Forex) or any of Schlumberger Technologies, Inc.'s Subsidiaries;

               (ii) an Affiliate of Borrower or any of its Subsidiaries,

               (iii) a foreign government or any agency, department or instrumentality thereof unless such sale is on an irrevocable letter of credit acceptable to Bank or acceptance terms acceptable to Bank or otherwise approved by Bank in writing,

               (iv) the subject of any reorganization, bankruptcy, debt arrangement, receivership, custodianship, insolvency or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding (and such Account Debtor has not become insolvent or generally failed to pay, or admitted in writing its inability or unwillingness to pay, debts as they become due), or

               (v) an agency, department or instrumentality of the United States or any state or local governmental authority in the United States;

     (i) such Account is not outstanding more than 90 days after the date of the original applicable invoice related thereto;

     (j) such Account is not an Account owing by an Account Debtor as to which, at the time of any determination of Eligible Billed Commercial Receivables, more than 40% of the aggregate amount owing by such Account Debtor to Borrower has been outstanding more than 90 days after the date of the original applicable invoice related thereto;

     (k) no warranty or representation contained in this Agreement or any Loan Document applicable either to Accounts in general or to such Account has been breached in any material respect with respect to such Account;

     (l) such Account is denominated in Dollars and is payable within the United States; and

     (m) such Account does not arise from or relate to, directly or indirectly, goods sold or services rendered by Borrower under or in connection with any contract bonded or guaranteed in any manner by a surety or guarantor.

          "Environmental Laws" shall mean the following:

          (a)  CERCLA;

          (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid waste Amendment Act of 1984, 42 U.S.C.A.
              Section 6901 et seq.;

          (c) the Clean Air Act, 42 U.S.C.A. Section 7401 et seq.;

          (d) the Clean Water Act of 1977, 33 U.S.C.A. Section 1251 et seq.;

          (e) the Toxic Substances Control Act, 15 U.S.C.A. Section 2601 et seq.; and

          (f) all other Federal, state and local laws, rules and regulations relating to air pollution, water pollution, noise control and/or the handling, discharge, existence, disposal or recovery of on-site or off-site hazardous, toxic or dangerous waste, substances or materials, as each of the foregoing may be amended from time to time.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Event of Default" shall mean any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Friede" shall mean Friede & Goldman, Ltd., a Mississippi corporation.

          "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Debt, lease, dividend or other obligation (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or to permit the primary obligor to meet financial covenants, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, including, without limitation contingent obligations with respect to performance and other similar bonds and instruments whether secured or unsecured; provided, however, that the term Guarantee Obligation shall not include, (i) contingent obligations with respect to performance and other similar bonds and instruments entered into by Borrower in the ordinary course of its business consistent with past practice in connection with vessel construction contracts between Borrower and its customers, (ii) contingent obligations with respect to agreements to indemnify or hold harmless entered into by Borrower in the ordinary course of its business consistent with past practice in connection with vessel construction contracts between Borrower and its customers or (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

          "Guarantors" shall mean J. L. Holloway, Carl Crawford, Friede and any other Person that has executed a Guaranty.

          "Guaranty" shall mean the Continuing Guaranties and any other guaranty of some or all of the Obligations.

          "Hazardous Material" shall mean (a) asbestos, PCBs, or dioxins, or insulation or other material composed of or containing asbestos, PCBs or dioxins, (b) any petroleum product, and (c) any hazardous, toxic, or dangerous waste, substance, or material defined as such in (or for purposes of) CERCLA, in any so-called "Superfund" or "Superlien" law, or in any other applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, or material, as now or at any time hereafter in effect.

          "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Interest Expense" shall mean with respect to any Person for any period, interest expense for such Person and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

          "Interest Payment Date" shall mean the last day of each month, commencing on the first of such days to occur after the Closing Date, and the Termination Date.

          "Interest Rate Protection Agreement" shall mean any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap or other interest rate hedge arrangement, to or under which Borrower or any of its Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof.

          "Inventory" shall have the meaning provided in Section 2.1(b) of the Security Agreement.

          "LC Obligations" shall mean as to any Person at any time, all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to then-outstanding letters of credit, or similar instruments issued or accepted by banks and other financial institutions, issued for such Person's account or for which such Person is a co-applicant.

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement or similar notice under the Uniform Commercial Code or the comparable law of any jurisdiction).

          "Line of Credit" shall mean the aggregate revolving credit line extended by Bank to Borrower for Loans and Letters of Credit pursuant to and in accordance with the terms of this Agreement, in the amount of $10,000,000.00.

          "Loan" shall mean, as more particularly defined in Section 2.1, any loan or extension of credit made by Bank to Borrower pursuant to this Agreement.

          "Loan Documents" shall mean this Agreement, the Note, the Collateral Documents, the Continuing Guaranties and any other Guaranty, and all other documents, agreements and instruments now or hereafter executed and delivered by Borrower (or any other Person) to Bank in connection with this Agreement or the transactions contemplated hereby.

          "Material Adverse Effect" shall mean a material adverse effect on or in relation to (a) the business, assets, operations, property, condition (financial or otherwise) or prospects of (i) Borrower and its Consolidated Subsidiaries (taken as a whole), (ii) any Guarantor, individually, or (iii) Borrower, individually or (b) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of Bank hereunder or thereunder, as determined by Bank in its sole discretion.

          "Note" shall have the meaning given to said term in Section 2.2.

          "Obligations" shall mean the collective reference to (a) unpaid principal of and interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Guarantor, Borrower or any of Borrower's Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Note and any and all other obligations and liabilities of Borrower, any Guarantor or any Person executing and delivering a Collateral Document to Bank whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement or the Note, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Bank) or otherwise, and (b) any obligations of Borrower under any Interest Rate Protection Agreement entered into between Bank and Borrower.

          "Participant" shall have the meaning given to said term in subsection 8.6(b).

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Permitted Liens" shall have the meaning given to said term in subsection 6.2.

          "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan" shall mean at a particular time, any employee pension benefit plan within the meaning of Section (3)(2) of ERISA sponsored and maintained by Borrower and its Subsidiaries, including any such plan to which Borrower and its Subsidiaries are required to contribute on behalf of their employees.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. S 2615.

          "Requirement of Law" shall mean as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer" shall mean the President or any Vice President of Borrower.

          "Security Agreement" shall mean the Security Agreement dated as of the date hereof made by Borrower in favor of Bank, substantially in the form of Exhibit F, covering certain personal property of Borrower more particularly described therein, including, without limitation, Accounts and Inventory, as amended, supplemented or otherwise modified from time to time.

          "Solvent" shall mean, with respect to any Person at any time, a condition under which:

          (a) the fair saleable value of such Person's assets on the date of determination is greater than the present value of the total amount of such Person's liabilities (including contingent and unliquidated liabilities) at such time;

          (b) such Person is able to pay all of its liabilities as such liabilities mature; and

          (c) such Person does not have unreasonably small capital with which to conduct its business.

      For purposes of this definition:

               (i) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

               (ii) the "fair saleable value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value; and

               (iii) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions.

          "Subsidiary" shall mean, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided, however, that for purposes of this Agreement, Friede shall not be a "Subsidiary" of Borrower.

          "Termination Date" shall mean the first anniversary of the Closing Date or, if such day is not a Business Day, the immediately preceding Business Day.

          "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Mississippi.


      1.2 Other Definitional Provisions.

          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the same meanings when used in the Note or any other Loan Documents or any certificate or other document made or delivered pursuant hereto.

          (b) Terms not otherwise defined herein which are defined in the UCC shall have the meanings given them in the UCC. The words "hereof," "herein" and

     "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Section, Schedule, Exhibit and like references are references to this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition, in each case, unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 8.1. References in this Agreement to any Person shall include such Person's successors and permitted assigns.

          (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


      1.3 Accounting Terms and Determinations.

          Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by Borrower's auditors and except that unaudited interim financial statements are subject to audit and normal year-end adjustments (including absence of footnote disclosure)) with the most recent audited financial statements of Borrower delivered to Bank.


                   Section 2. AMOUNT AND TERMS OF COMMITMENT

      2.1 Commitment. Subject to the terms and conditions hereof, Bank agrees to make revolving credit loans (each a "Loan" and, collectively, "Loans") to Borrower from time to time during the Commitment Period, so long as the aggregate principal amount of all Loans to Borrower at any one time outstanding does not exceed the amount of the Available Commitment. During the Commitment Period Borrower may use the Commitment by borrowing, prepaying its Loans in whole or in part, and reborrowing (subject to the limit of the Available Commitment), all in accordance with the terms and conditions hereof.

      2.2 Note. The Loans made to Borrower by Bank shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit A, with appropriate insertions (as amended, endorsed, extended or otherwise modified from time to time, the "Note") payable to the order of Bank and in a principal amount equal to the Commitment. Bank is hereby authorized to record the date and amount of each Loan made by it to Borrower, the date and amount of each payment or prepayment of principal thereof by Borrower and the interest rate with respect thereto, and such recordation may be evidenced by the Bank's internal records, including the Bank's daily computer print out, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation or any error in such recordation shall not affect Borrower's obligations hereunder or under the Note executed by Borrower. The Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and
(z) provide for the payment of interest in accordance with Section 2.12.

      2.3 Determination of Borrowing Base.

          (a) Subject to Section 2.3(b), the principal amount of the Loans shall not in the aggregate at any time exceed the lesser of:

               (i)  the Line of Credit; and

               (ii) the amount then equal to eighty percent (80%) of the Eligible Billed Commercial Receivables (hereinafter referred to as the "Borrowing Base").

          (b) Bank at any time shall be entitled to (i) establish and increase or decrease reserves against Eligible Billed Commercial Receivables to reflect any Liens or claims on or with respect to the foregoing, including, without limitation Customary Permitted Liens, and any other costs and expenses which Bank could reasonably be expected to expend or incur in connection with a liquidation of, or foreclosure on, the Collateral and
     (ii) impose limits on credit exposure to any Account Debtor, in each case in its discretion. Bank may, but shall not be required to, rely on each Borrowing Base Certificate and any other schedules or reports delivered to Bank in connection herewith in determining the then eligibility of Accounts.

      2.4 Procedure for Borrowing.

          (a) Borrower may borrow under the Commitment during the Commitment Period on any Business Day (the "Borrowing Date"), subject to the limit of the Available Commitment, provided that Borrower gives Bank notice of its borrowing, which notice must be received by Bank prior to 10:00 A.M., Central Standard time, one (1) Business Day prior to the requested Borrowing Date, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, and (iii) the amount of the Loan. Each borrowing under the Commitment shall be in an amount equal to $100,000 or a whole multiple of $50,000 in excess thereof (or, if the then Available Commitment, is less than $100,000, such lesser amount). Such borrowing will then be made available to Borrower by Bank by crediting the account of Borrower on the books of Bank.

          (b) If Bank makes a new Loan to Borrower on a day on which Borrower is to repay all or part of any outstanding Loan, Bank shall apply the proceeds of its new Loan to Borrower to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed from Bank by Borrower and the amount being repaid to Bank by Borrower shall be made available by Bank to Borrower as provided in paragraph (a) above.

          Notwithstanding the foregoing, Bank and Borrower may change the procedure for borrowing pursuant to a written agreement at any time prior to the Termination Date.

      2.5 Commitment Controlling. Notwithstanding anything in this Agreement to the contrary, Bank is not obligated to make any Loans to Borrower which would cause the aggregate principal amount of all Loans at any one time outstanding to exceed the Available Commitment.

      2.6 Fees. A commitment fee equal to one-quarter of one percent (0.25%) per annum (based on a year of 360 days for the actual number of days elapsed) on the average daily amount of the difference between $10,000,000.00 and Loans shall be payable by Borrower to Bank quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, beginning March 31, 1997 through and including the Termination Date.

      2.7 Optional Prepayments. Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, without premium or penalty, upon at least one (1) Business Day's prior written notice to Bank (specifying the date and amount of prepayment); provided, however, (a) any partial prepayment of principal for any Loan shall be in a principal amount of $50,000 or any higher integral multiple of $10,000; and (b) all prepayments shall be in addition to, and not in lieu of, scheduled installments of principal or interest on Borrower's Loans. Notwithstanding the foregoing, Bank and Borrower may change the conditions for optional prepayment pursuant to a written agreement at any time prior to the Termination Date.

      2.8 Mandatory Prepayments. If the aggregate unpaid principal balance of the Loans ever exceeds the Available Commitment, Borrower shall, immediately upon receipt of a notice from Bank of such fact, prepay the principal amount of the Loans as necessary in an amount at least equal to such excess. Any principal and interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

      2.9 Use of Proceeds. The proceeds of each Loan shall be used by Borrower for the short term seasonal financing of accounts receivable and for the short term financing of general working capital.

      2.10 Interest Rates and Interest Payment Dates.

           (a) The outstanding principal amount of each Loan shall bear interest from the date such Loan is made to the date the principal amount of such Loan is repaid in full at a fluctuating rate per annum equal to the Base Rate plus one-half of one percent (0.50%) per annum. The Base Rate shall be determined on a daily basis.

           (b) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of Bank under Section 7, bear interest at a rate per annum which is 3% above the Base Rate plus one-half of one percent (0.50%) per annum in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

           (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

      2.11 Computation of Interest and Fees.

           (a) Interest on all Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Any change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate is established.

           (b) Each determination of an interest rate by Bank pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

           (c) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, notwithstanding any provision to the contrary in this Agreement, the Note or any other Loan Document, in no event shall this Agreement, the Note or any other Loan Document require or permit the payment, charging, taking, reserving, or receiving of any sums constituting interest under applicable laws which exceed the maximum amount permitted by such laws. If any such excess interest is contracted for, charged, taken, reserved, or received in documents securing the payment of the Obligations or otherwise relating hereto, or in any communication by Bank or any other Person to Borrower or any other Person, or in the event all or part of the principal or interest hereunder shall be prepaid or accelerated, so that under any of such circumstances or under any other circumstance whatsoever the amount of interest contracted for, charged, taken, reserved, or received on the amount of principal actually outstanding from time to time under this Agreement, the Note or any Loan Document shall exceed the maximum amount of interest permitted by applicable laws, then in any such event it is agreed as follows: (i) the provisions of this Section shall govern and control, (ii) any such excess shall be deemed an accidental and bona fide error and canceled automatically to the extent of such excess, and shall not be collected or collectible, (iii) any such excess which is or has been paid or received notwithstanding this paragraph shall be automatically reduced to the maximum lawful rate allowed under applicable laws as construed by courts having jurisdiction hereof or thereof. The terms of this Section shall be deemed to be incorporated in every Loan Document and every communication relating thereto. The term "applicable law" shall mean such laws of the State of Louisiana, the State of Mississippi or the laws of the United States, whichever laws allow the higher rate of interest, as such laws now exist; provided, however, that if such laws shall hereafter allow higher rates of interest, then the applicable laws shall be the laws allowing the higher rates, to be effective as of the effective date of such laws.

      2.1 Payments. All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, Central Standard time, on the due date thereof to Bank, at Bank's office
specified in Section 8.2, in Dollars and in immediately available funds.   If
any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.


                   Section 3. REPRESENTATIONS AND WARRANTIES

     To induce Bank to enter into this Agreement and to make the Loans, Borrower, and the Guarantors, as applicable, hereby represents and warrants to Bank that:

      3.1 Financial Condition.

          (a) The audited Consolidated balance sheet of Borrower as at December 31, 1995 and the related audited Consolidated statements of income and retained earnings and changes in financial position for the fiscal year ended on such date, reported on by Breazeale, Saunders & O'Neil Limited copies of which have heretofore been furnished to Bank, are complete and correct and present fairly the Consolidated financial condition of Borrower as at such date, and the Consolidated results of Borrower's operations and Borrower's Consolidated cash flows for the fiscal year then ended.

          (b) The unaudited Consolidated balance sheet of Borrower as at December 31, 1996 and the related unaudited Consolidated statements of income and retained earnings and changes in financial position for the twelve month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to Bank, are complete and correct and present fairly the Consolidated financial condition of Borrower as at such date, and the Consolidated results of Borrower's operations and Borrower's Consolidated cash flows for the twelve month period then ended (subject to normal year-end audit adjustments).

          (c) All the financial statements described in subsections 3.1(a) and
     (b), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither Borrower nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the financial statements described in this Section 3.1 or in the notes thereto.

      3.2 No Change. There has been no development or event which has had or could be expected to have a Material Adverse Effect in relation to the business, operation, assets, financial or other condition of Borrower and its Consolidated Subsidiaries (taken as a whole), from that reflected in the audited financial statements referred to in subsection 3.1(a) and the unaudited financial statements reflected in subsection 3.1(b) and during the period from December 31, 1996 to and including the date hereof no dividends or other distributions have been declared, paid or made upon the Capital Stock of Borrower, nor has any of the Capital Stock of Borrower been redeemed, retired, purchased or otherwise acquired for value by Borrower or any of its Subsidiaries.

      3.3 Corporate Existence; Compliance with Law. Each of Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified in the aggregate could not, in the aggregate, have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a Material Adverse Effect.

      3.4 Corporate Power; Authorization: Enforceable Obligations. Borrower has the corporate or other power and authority, and the legal right, to make, deliver and perform the Loan Documents and to borrow hereunder; and Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Note; Borrower has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to be executed as of the date hereof. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement and each other Loan Document have been duly executed and delivered on behalf of Borrower. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

      3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Borrower or of any of its Subsidiaries and will not result in, or require the creation or imposition of any Lien on, any of their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except Liens permitted to be granted on the Closing Date in favor of Bank.

      3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could be expected to have a Material Adverse Effect, except as described in the financial statements, or in the notes thereto, referred to in Section 3.1 or as otherwise heretofore disclosed to Bank in writing.

      3.7 No Default. None of Borrower or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

      3.8 Taxes. Except as described in the financial statements, or in the notes thereto, referred to in Section 3.1, each of Borrower, its Subsidiaries and the Guarantors has filed or caused to be filed all tax returns which, to the knowledge of Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or the appropriate Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of Borrower and the Guarantors, no claim is being asserted, with respect to any such tax, fee or other charge.

      3.9 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by Bank, Borrower will furnish to Bank a statement to the foregoing effect in conformity with the requirements of FR Form G-1 or FR Form U-1 referred to in said Regulation G or Regulation U, as the case may be.

      3.10 ERISA. Except as disclosed in the financial statements, or in the notes thereto, referred to in Section 3.1, Borrower and the Plans are in compliance in all material respects with the applicable provisions of ERISA, and no Reportable Event, as such term is defined in Title IV of ERISA, has occurred with respect to any Plan or Borrower or any of is Subsidiaries.

      3.11 Investment Company Act; Other Regulations. Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act Of 1940, as amended. Borrower is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Debt.

      3.12 Subsidiaries. The Subsidiaries listed on Schedule I hereto constitute all Subsidiaries of Borrower at the date hereof, and Schedule I properly designates which of such Subsidiaries are wholly-owned Subsidiaries.

      3.13 Environmental Matters.  Except as set forth in Schedule II:

           (a) all facilities and property (including underlying groundwater) owned, leased or operated by Borrower or any of its Subsidiaries are in compliance with all Environmental Laws the non-compliance with which could be expected to have a Material Adverse Effect;

           (b) there have been no releases (as such term is defined in CERCLA) of Hazardous Materials at, on or under any facilities or property now or previously owned, leased or operated by Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could be expected to have, a Material Adverse Effect;

           (c) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any facilities or property now or previously owned, leased or operated by Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could be expected to have, a Material Adverse Effect;

          (d) there are no polychlorinated biphenyls or friable asbestos present at any facilities or property now owned, leased or operated by Borrower or any of its Subsidiaries that, singly or in the aggregate, have, or could be expected to have, a Material Adverse Effect;

          (e) no conditions exist at, on or under any facilities or property now or previously owned, leased or operated by Borrower or any of its Subsidiaries which, with the passage of time or the giving of notice or both, would give rise to liability under any Environmental Law which could be expected to have a Material Adverse Effect; and

          (f) neither Borrower nor any of its Subsidiaries has received any notice of violation, alleged violation, noncompliance, liability or potential liability from a Governmental Authority regarding environmental matters or compliance with Environmental Laws with regard to any such facilities or properties or such business, in which the matters referred to therein, in the aggregate, could be expected to have a Material Adverse Effect.

      3.14 Ownership of Property: Liens. Borrower has good, valid and marketable title in fee simple to or valid leasehold interests in all its real property, and good title to or valid leasehold interests in all its other property material to its business, and none of such property is subject to any Lien, except as permitted in Section 6.2 of this Agreement.

      3.15 No Burdensome Restrictions. No Contractual Obligation of Borrower or any of its Subsidiaries and no Requirement of Law to which Borrower or any of its Subsidiaries is subject could reasonably be expected to have a Material Adverse Effect.

      3.16 Patents, Trademarks, etc. Borrower owns and possesses all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights required in connection with the conduct of their business as now conducted without, to the best of its knowledge, any material infringement upon rights of other Persons.

      3.17 Collateral Documents. The provisions of the Collateral Documents executed or to be executed by Borrower in favor of Bank will be, on and after the due execution and delivery thereof in accordance herewith, effective to create, in favor of Bank, legal, valid and enforceable Liens in all right, title and interest of Borrower in any and all of the Collateral described therein, securing the Note and all other Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Collateral Documents or the taking of possession of the Collateral by Bank in accordance with the provisions of such Collateral Documents or the taking of such other action by Bank as is contemplated by the Collateral Documents, each of such Collateral Documents shall constitute, as of and after the Closing Date, a fully perfected first priority Lien in such Collateral superior in right to any Liens, existing or future, which Borrower or any creditors thereof or purchasers therefrom, or an other Person, may have against such Collateral or interests therein, other than interests of Persons with respect to Permitted Liens.

      3.18 Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower in writing to Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to Bank in connection with this Agreement or any transaction contemplated hereby will be, true and accurate in every material respect on the date as of which such information is dated or certified and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.

      3.19 Solvency.  Borrower and each of the Guarantors is Solvent.


                        Section 4. CONDITIONS PRECEDENT

      4.1 Conditions to Initial Credit Extension. The agreement of Bank to make the initial Credit Extension requested to be made by it is subject to the satisfaction, immediately prior to or concurrently with the making of such initial Credit Extension of the following conditions precedent:

          (a) Loan Documents. Bank shall have received (i) this Agreement, executed and delivered by a duly authorized officer of Borrower, as well as the Guarantors, (ii) the Note, conforming to the requirements hereof and executed and delivered by a duly authorized officer of Borrower, (iii) the Collateral Documents, in form and substance satisfactory to Bank, and executed and delivered by a duly authorized officer of Borrower, and (iv) the Continuing Guaranties, executed and delivered by J. L. Holloway and Carl Crawford, respectively.

          (b) Guarantors' Financial Statements. Bank shall have received from each Guarantor, other than Friede, such Guarantor's personal financial statements, in a form satisfactory to Bank and dated within the last twelve
     (12) months, and such Guarantor's federal income tax return most recently filed with the Internal Revenue Service. With respect to Friede, Bank shall have received Friede's internal balance sheet and income statement in a form satisfactory to Bank as of December 31, 1996.

          (c) Closing Certificate. Bank shall have received a certificate executed by the President or any Vice President and the Chief Financial Officer of Borrower, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions and attachments, satisfactory in form and substance to Bank.

          (d) Corporate Proceedings of Borrower and Friede. Bank shall have received a copy of the resolutions, in form and substance satisfactory to Bank, of the Board of Directors of each of Borrower and Friede authorizing
     (i) the execution, delivery and performance of the Loan Documents to which each is a party, and (ii) the borrowings contemplated hereunder, and certified by the Secretary or an Assistant Secretary of Borrower and Friede, respectively, as of the Closing Date, which certificate shall be in form and substance satisfactory to Bank and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

          (e) Incumbency Certificates of Borrower. Bank shall have received a certificate of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing any Loan Document, satisfactory in form and substance to Bank, executed by the President or any Vice President and the Secretary or any Assistant Secretary of Borrower.

          (f) Actions to Perfect Liens. Bank shall have received evidence, in form and substance satisfactory to Bank, that all filings, recordings, registrations and other actions, necessary or, in the opinion of Bank, desirable to perfect the Liens created by the Collateral Documents shall have been completed.

          (g) Legal Opinions. Bank shall have received the executed legal opinion of Watkins & Eager, P.L.L.C., counsel to Borrower, dated the Closing Date and addressed to Bank, substantially in the form of Exhibit G, and such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as Bank may reasonably require.

          (h) Borrowing Base Certificate. Bank shall have received a Borrowing Base Certificate of Borrower, with appropriate insertions and attachments, reasonably satisfactory in form and substance to Bank, and executed by a Responsible Officer of Borrower.

          (i) Insurance. Bank shall have received evidence that all insurance policies, coverages and riders (including loss payable endorsements in favor of and in form and substance satisfactory to Bank) required pursuant to the requirements of this Agreement and the other Loan Documents are in full force and effect.

          (j) Fees and Expenses. Bank shall have received payment in full of those fees and expenses which are due on or prior to the Closing Date (or an irrevocable authorization to pay such fees or expenses out of the proceeds of the Loans).

          (k) Additional Matters. All other documents, and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to Bank.

      4.2 Conditions to Each Loan. The agreement of Bank to make any Loan requested to be made by it on any date (including, without limitation, the initial Loan) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Person in favor of Bank in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

          (c) Borrowing Certificate. Bank shall have received Borrowing Request in accordance with Section 2.4.

          (d) Fees.  Bank shall have received all fees due and owing pursuant to
     Section 2.6.

          (e) No Federal Tax or ERISA Liens. No notice of or any other document or instrument creating any federal tax Lien or Lien under Section 412 of the Code or Section 4068 of ERISA shall have been issued, recorded or filed with respect to the assets of Borrower or any of its Subsidiaries.

          (f) No Material Adverse Effect. No event or events have occurred which, individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date thereof that the conditions contained in this Section have been satisfied.

                       Section 5. AFFIRMATIVE COVENANTS

     Borrower and Guarantors, as applicable, hereby agree that, so long as the Commitment remains in effect or any amount is owing to Bank hereunder or under any other Loan Document, Borrower and Guarantors, as applicable, shall and (except in the case of delivery of financial information, reports and notices) Borrower shall cause each of its Subsidiaries to:

      5.1 Financial Statements.  Furnish to Bank:

          (a) with respect to Borrower, as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a copy of the audited Consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related audited Consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification or exception, by independent certified public accountants acceptable to Bank;

          (b) with respect to Borrower, as soon as available, but in any event not later than 60 days after the end of each non year-end fiscal quarter of Borrower, the unaudited Consolidated balance sheet of Borrower and its Subsidiaries as at the end of such quarter and the related unaudited Consolidated statements of income and retained earnings and cash flows of Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, and including jobs closed and jobs in progress, setting forth in each case (other than jobs closed and jobs in progress) in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) with respect to Friede, as soon as available, but in any event within 120 days after the end of each fiscal year of Friede, a copy of the audited Consolidated balance sheet of Friede and its Subsidiaries as at the end of such year and the related audited Consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without qualification or exception, by independent certified public accountants acceptable to Bank;

          (d) with respect to each Guarantor, other than Friede, as soon as available, but in any event not later than 15 days prior to the Termination Date, a copy of such Guarantor's annual personal financial statement, in a form satisfactory to Bank;

          (e) with respect to each Guarantor, other than Friede, as soon as available, but in any event not later than 10 days after filing with the Internal Revenue Service, a copy of such Guarantor's annual federal income tax return;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

      5.2 Certificates; Other Information.  Furnish to Bank:

          (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of any financial statements referred to in subsections 5.1(a) and (b), a certificate of a Responsible Officer of the Borrower delivering such financial statements in the form of Exhibit D stating that, to the best of such Responsible Officer's knowledge, Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that no Default or Event of Default has occurred, except as specified in such certificate, and showing in detail the calculations supporting such statement in respect of Section 6.1 and 6.4;

          (c) as promptly as practicable, and in any event within 30 days after the end of each calendar month, a completed Borrowing Base Certificate setting forth the Borrowing Base as of the last day of such calendar month (such day being the "Borrowing Base Calculation Date"), accompanied by supporting calculations in reasonable detail and such new information as the Responsible Officer executing such Borrowing Base Certificate, after making due inquiries, has obtained or is otherwise aware of, certifying:

               (i) that the information contained in such Borrowing Base Certificate is true and complete in all material respects as of the Borrowing Base Calculation Date or the relevant date of any such new information, as appropriate,

               (ii) that, except as disclosed therein, there has been no material adverse change in Borrower's Eligible Billed Commercial Receivables since the end of the immediately preceding fiscal calendar month, and

               (iii) that, as of the date of such Borrowing Base Certificate, the outstanding principal amount of all Loans does not exceed the Borrowing Base,

          (d) as promptly as practicable and in any event within 30 days after the end of each calendar month, a report as of the end of such calendar month signed by the chief accounting or chief financial officer of Borrower and setting forth in reasonable detail the agings of Accounts, both receivable and payable, of Borrower;

          (e) as promptly as practicable and in any event within 30 days after the end of each calendar year, a report as of the end of such calendar year signed by the chief accounting or chief financial officer of Borrower and setting forth in reasonable detail:

               (i) any material changes in the reserves made for bad Accounts and the amount of Accounts written off during the immediately preceding calendar year, and

               (ii) any material Inventory write-offs or write-downs during such immediately preceding year;

          (f) within 10 days after the end of each calendar year, a certificate of insurance that evidences the existence of each policy of insurance required to be maintained by Borrower and its Subsidiaries in accordance with the requirements of this Agreement or any other Loan Document, and the payment of all premiums therefor;

          (g) promptly upon learning thereof, notice of (i) the occurrence of any event causing loss or depreciation in the value of any of Borrower's Inventory or Accounts in excess of $500,000 and (ii) the amount of such loss or depreciation; and

          (h) promptly, and in any event, within fourteen (14) days after any request by Bank therefor, such additional financial and other information regarding Borrower or any Guarantor as Bank may from time to time reasonably request.

      5.3 Payment of Obligation. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in the ordinary course of business, except where delay in payment would not have a Material Adverse Effect, all trade payables of whatever nature.

      5.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 5.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

      5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Bank, promptly upon any request therefor by Bank, full information as to the insurance carried (including, without limitation, a listing of all policies of insurance outstanding in respect of the Borrower's respective assets or Collateral, on which insurance may be obtained, and copies of all significant policies of insurance referred to in such listing). In addition, maintain all insurance on the Collateral on which insurance may be obtained as required by any Collateral Document.

      5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in conformity with GAAP and satisfy all Requirements of Law in respect of all dealings and transactions in relation to its business and activities; and permit representatives of Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries and with their independent certified public accountants.

      5.7 Notices. Promptly, and in any event within five (5) Business Days of the occurrence of any event described in subsections (a) through (e) below (unless otherwise stated), give notice to Bank of:

          (a) the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could be expected to have a Material Adverse Effect;

          (c) any litigation or proceeding affecting Borrower or any of its Subsidiaries in which (i) the amount claimed from Borrower or any such Subsidiary is $1,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought or (ii) injunctive or similar relief is sought which if granted would have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event (as defined under Title IV of ERISA) with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, reorganization or Insolvency of, any Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Borrower or any Commonly Controlled Entity or any Plan with respect to the withdrawal from, or the terminating, reorganization or Insolvency of, any Plan; and

          (e) any other development or event which could be expected to have a Material Adverse Effect.

Each notice pursuant to subsections (a) through (e) above shall be accompanied by a statement of the President or any Vice President of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.

      5.8 Environmental Laws. Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

      5.9 Speculative Building. Borrower's Contractual Obligations to build, in whole or in part, any vessel or equipment shall at all times be for a sum certain and Borrower shall not build any vessel or equipment on speculation.

      5.10 Delivery; Further Assistances.  Borrower will, at its expense:

          (a) execute and deliver any and all instruments necessary or as Bank may request to grant and perfect a first priority Lien on all of its Accounts and Inventory, subject to no other Liens other than Customary Permitted Liens, and, without any request by Bank, immediately deliver or cause to be delivered to Bank, in due form for transfer (duly endorsed in blank or, if appropriate, accompanied by duly executed blank stock or bond powers), all chattel paper, instruments and documents of title, if any, at any time representing all or any of the Collateral;

          (b) upon the reasonable request of Bank, furnish or cause to be furnished to Bank such opinions of counsel in connection with the execution and document delivery contemplated by this Section 5.10;

          (c) upon request of Bank, forthwith execute and deliver or cause to be executed and delivered to Bank, in due form for filing or recording (and pay the cost of filing or recording the same in all public offices deemed necessary by Bank), such assignments, security agreements, pledge agreements, consents, waivers, financing statements, and other documents, and do such other acts and things, all as Bank may from time to time reasonably request, to establish and maintain to the satisfaction of Bank valid perfected Liens in all Collateral (free of all other Liens, claims, and rights of third parties other than Customary Permitted Liens); and

          (d) such other agreements, instruments and documents which Bank may request from time to time in connection with the foregoing.

     5.11  Operating Accounts.   Except for local payroll accounts, maintain
Borrower's primary operating accounts with Bank.


                         Section 6. NEGATIVE COVENANTS

     Without the prior written consent of the Bank, Borrower hereby agrees that, so long as the Commitment remains in effect or any amount is owing to Bank hereunder or under any other Loan Document, Borrower shall not, and shall not allow any of its Subsidiaries to, directly or indirectly:

      6.1 Financial Condition Covenants.

          (a) Maintenance of Consolidated Net Worth. Permit Borrower's Consolidated Tangible Net Worth at any time to be less than the sum of (a) Borrower's audited Tangible Net Worth as of December 31, 1996 plus (b) 75% of Borrower's cumulative Consolidated Net Income less 100% of distributions to Borrower's shareholders attributable to tax obligations arising out of such shareholders' ownership interests in Borrower.

          (b) Consolidated Total Liabilities to Consolidated Tangible Net Worth. Permit Borrower's ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth to exceed the following levels as of the following dates:

                  Ratio           As of
                 ---------        -----

                 4.25:1.00    12/31/96
                 3.00:1.00    3/31/97 and 6/30/97
                 2.50:1.00    9/30/97
                 2.00:1.00    12/31/97


          (c) EBIT to Interest Expense. Permit Borrower's ratio of EBIT to Interest Expense at any time to be less than 2.00 to 1.00.

          (d) Consolidated Current Assets to Consolidated Current Liabilities. Permit Borrower's ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than the following levels as of the following dates:


                    Ratio         As of
                    -----         -----

                 1.35:1.00    12/31/96, 3/31/97 and 6/30/97
                 1.50:1.00    9/30/97 and 12/31/97


          (e) Permit Borrower's Consolidated Net Income to be less than $0 at any time.

      6.2 Limitation of Liens. Create, incur, assume or suffer to exist any Lien upon any of Borrower's property, assets or revenues, whether now owned or hereafter acquired, except:

          (a)  Customary Permitted Liens;

          (b) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

          (c) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of the business of Borrower or any of its Subsidiaries;

          (e) Liens existing on the date hereof and which are identified on
      Schedule III attached hereto and made a part hereof;

          (f) Liens granted pursuant to the terms of the Collateral Documents;

          (g) Liens granted in connection with and securing only the financing of Capital Expenditures permitted under Section 6.4 hereof, provided, any such Liens shall not encumber, or otherwise impair the value of, any Collateral; and

          (h) Liens on Accounts in favor of commercial sureties or bonding companies to secure the reimbursement or indemnification obligations of Borrower with respect to bonds provided on behalf of Borrower by such sureties or bonding companies, provided that (i) such bonds are expressly required by the applicable ship construction or repair contracts of Borrower and (ii) the Lien on Accounts is limited to the Accounts arising under the bonded contract.

      Clauses (a) through (h) of this Section 6.2 are referred to as the

      "Permitted Liens."

      6.3 Limitation on Dividends. If a Default or an Event of Default shall have occurred and be continuing, declare any dividends on, or make any payment on account of, any shares of any class of stock of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower, or make any payment on account of, or purchase, redeem or otherwise acquire, any securities of Borrower from any Person, or pay any management fees, loan or advance money, or make any distributions of any kind to any owner or beneficial holder of Capital Stock of Borrower. If no Default or Event of Default exists, Borrower may declare and pay dividends on the capital stock of Borrower in an amount not to exceed the Subchapter S tax obligations of Borrower's shareholders. Anything in this Section 6.3 to the contrary notwithstanding, Borrower shall not declare, distribute or pay any of the dividends, distributions or fees, or make any loans or advances, or take any other action permitted by the preceding sentence if such action creates or causes a Default or an Event of Default.

      6.4 Limitation on Capital Expenditures. Incur Capital Expenditures which, in the aggregate for Borrower and its Subsidiaries taken as a whole, exceed $3,000,000 for the Commitment Period, without Bank's prior written consent.

      6.5 Limitation on Debt. Create, incur, assume, guarantee, endorse, become or be liable in any manner with respect to any Debt, except:

          (a) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate proceedings and for which the obligor has set aside on its books adequate reserves;

          (b) trade payables which are not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which the obligor has set aside on its books adequate reserves;

          (c) contingent liabilities arising out of the endorsement in the ordinary course of business of negotiable instruments in the course of collection;

          (d) Debt existing on the date hereof which is listed in the financial statements described in subsection 3.1(a); and

          (e) Debt incurred for the financing of Capital Expenditures as permitted under Section 6.4 above; and

          (f)  the Obligations.

     6.6 Limitation on Negative Pledges. Create, incur, assume or suffer to exist any Contractual Obligation in favor of any Person other than Bank which prohibits, restricts or limits the ability of Borrower from creating, assuming, incurring, granting, or suffering to exist, Liens on any assets or properties of Borrower.

     6.7 Prohibition of Fundamental Changes. Without the Bank's prior written consent, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, or make any material change in its present method of conducting business.

     6.8 Prohibition on New Lines of Business. Without the Bank's prior written consent, enter into any significant line of business or engage in any significant operation which is not directly related to the shipyard and marine industry.

     6.9 Limitation on Investments, Loans and Advances. Without the Bank's prior written consent, make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (all such transactions being herein called "investments"), except:

          (a) investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business;

          (b) investments arising from sales of property (including products and services) not prohibited by this Section 6; and

          (c) investments in Cash Equivalents;

          (d)  as allowed for in Section 6.4;

          (e) investments, loans and advances to employees, which in the aggregate shall not exceed $250,000 at any given time; and

          (f) investments, loans and advances to Affiliates, which in the aggregate shall not exceed $1,000,000 at any given time.

     6.10 Prohibition on Ownership Changes. Permit any change in the ownership of the Capital Stock of Borrower, as such ownership exists on the Closing Date, without the prior written consent of Bank.

                          Section 7. EVENTS OF DEFAULT

     If any of the following events shall occur and be continuing:

          (a) Borrower shall fail to pay any principal of or interest on any Loan or the Note or Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by Borrower or any other Person herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by Borrower or Guarantor at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) Borrower shall default in the observance or performance of any agreement contained in Section 6; or

          (d) Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 15 days after written notice of default is delivered to Borrower and any Guarantor by Bank specifying such default; or

          (e) Borrower or any Guarantor shall (i) default in any payment of (A) any Debt to a third party (including any Guarantee Obligation), or (B) any Debt to Bank (including any Guarantee Obligation) other than the Obligations, in either case beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Debt was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Debt contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (including Bank) or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity or such Guarantee Obligation to become payable; or

          (f) (i) Borrower, any Guarantor, or any Subsidiary of Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any such Person shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any such Person any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any such Person any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or
     (iii) above; or (v) any such Person shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Borrower or any Commonly Controlled Entity, (iii) a Reportable Event (as defined under Title IV of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, (v) Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of Bank is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or reorganization of, a Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
     (vi) above, such event or condition, together with all other such events or conditions, if any, could be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against any Guarantor, Borrower or any Subsidiary of Borrower involving in the aggregate a liability (not paid or fully covered by insurance) of $500,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i) (i) Any Guaranty or, any of the Collateral Documents shall cease, for any reason, to be in full force and effect, or any Person party thereto shall so assert or (ii) the Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

          (j) All or a substantial part of the Collateral shall be condemned, seized or otherwise appropriated, or custody or control of such properties shall be assumed or the operation thereof or production therefrom shall cease by or as a result of any action by any Governmental Authority or court of competent jurisdiction or at the insistence of any Governmental Authority, and such circumstance shall continue for a period of 45 days;

          (k) Without the Bank's prior written consent, the occurrence of a Change of Control with respect to Borrower;

          (l) In the sole opinion of Bank, any material adverse change occurs in
     (a) the business, operations, property, condition (financial or otherwise) or prospects of (i) Borrower and its Consolidated Subsidiaries (taken as a whole), (ii) any Guarantor, individually, or (iii) Borrower, individually, or (b) the facts, circumstances or conditions utilized by or deemed material to Bank, or upon which Bank relied, in making its decision to issue the Commitment to Borrower;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) Bank may, by notice to Borrower declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) Bank may, by notice to Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                            Section 8. MISCELLANEOUS

      8.1 Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in writing executed by the parties hereto. Bank may, from time to time, (a) waive, on such terms and conditions as Bank may specify in a written instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. In the case of any waiver, Borrower and Bank shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

      8.2 Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by (a) personal delivery, (b) expedited delivery service with proof of delivery, (c) registered or certified United States mail, postage prepaid, or (d) telegram, telex or facsimile notice, addressed to the appropriate party as follows:


                    BORROWER:

                    HAM MARINE, INC.
                    525 East Capitol Street, Suite 402
                    Jackson, Mississippi   39201
                    Attention: Mr. J. L. Holloway, President
                    Fax No.:  (601) 352-0588

                    With a copy to:

                    James A. Lowe, III
                    525 East Capitol Street, Suite 402
                    Jackson, Mississippi   39201
                    Fax No.:  (601) 352-0588

                    GUARANTORS:

                    Friede & Goldman, Ltd.
                    935 Gravier Street, Suite 2100
                    New Orleans, LA  70112
                    Attention:      William T. Bennett
                    Telephone:      (504) 523-4621
                    Facsimile:      (504) 529-5135

                    Mr. J. L. Holloway or
                    Mr. Carl Crawford
                    525 East Capital Street, Suite 402
                    Jackson, Mississippi   39201
                    Fax No.:  (601) 352-0588

                    BANK:

                    BANK ONE, LOUISIANA, NATIONAL ASSOCIATION
                    201 St. Charles Avenue, Suite 1410
                    New Orleans, Louisiana  70170-0001
                    Attention: Emile J. Dumesnil, Vice President
                    Fax No.:  (504) 558-1279

                    With a copy to:

                    JONES, WALKER, WAECHTER, POITEVENT,
                    CARRERE & DENEGRE, L.L.P.
                    201 St. Charles Avenue, 50th Floor
                    New Orleans, Louisiana  70170
                    Attention:  William H. Hines, Esq.
                    Fax No.:  (504) 582-8583

provided that any notice, request or demand to or upon Bank pursuant to Section
2.4 or 2.7 shall not be effective until received.

      8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Bank, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      8.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

      8.5 Payment of Expenses and Taxes; Indemnity. Borrower agrees (a) to pay or reimburse Bank for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to Bank, (b) to pay or reimburse Bank for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to Bank, (c) to pay, indemnify, and hold Bank harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Borrower, any of its Subsidiaries or any of their respective properties (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"). The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

     THE INDEMNIFICATION PROVIDED IN THIS SECTION SHALL APPLY WHETHER OR NOT SUCH COSTS, EXPENSES OR INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY

NEGLIGENT ACT OR OMISSION OF ANY KIND BY BANK, provided only that Bank shall not be entitled under this Section to receive indemnification for that portion, if any, of any Indemnified Liabilities which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment. If any Person (including Borrower or any of its affiliates) ever alleges such gross negligence or willful misconduct by Bank, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement until such time as a court of competent jurisdiction renders a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term "Bank" shall refer not only to the Person designated as such in this Agreement but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.

     8.6 Successors and Assigns; Participations and Assignments.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Bank.

          (b) Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan, the Commitment, or any other interest of Bank hereunder and under the other Loan Documents. In the event of any such sale by Bank of a participating interest to a Participant, Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, Bank shall remain solely responsible for the performance thereof, Bank shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower shall continue to deal solely and directly with Bank in connection with Bank's rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent at if the amount of its participating interest were owing directly to it as Bank under this Agreement. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 8.5 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was Bank; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than Bank would have been entitled to receive in respect of the amount of the participation transferred by Bank to such Participant had no such transfer occurred.

          (c) Borrower authorizes Bank to disclose to any Participant and any prospective Participant any and all financial information in Bank's possession concerning Borrower and its Affiliates which has been delivered to Bank by or on behalf of Borrower pursuant to this Agreement or which has been delivered to Bank by or on behalf of Borrower in connection with Bank's credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.

      8.7 Setoff. In addition to any rights and remedies of Bank provided by law, Bank shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount (i) any and all deposits, in any currency, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower, and (ii) any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Bank or any branch or agency thereof to or for the credit or the account of Borrower. Bank agrees promptly to notify Borrower after any such set-off and application made by Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

      8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      8.10 Integration. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE ENTIRE AGREEMENT OF BORROWER, GUARANTORS AND BANK WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY BANK RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER LOAN DOCUMENTS.

      8.11 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF LOUISIANA.

      8.12 Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Louisiana, the courts of the United States of America for the Eastern District of Louisiana, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 8.2 or at such other address of which Bank shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

     8.13 Acknowledgments.  Borrower and Guarantors hereby acknowledge that:

          (a) Bank has no fiduciary relationship with or duty to Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Bank, on one hand, and Borrower on the other hand, in connection herewith or therewith is solely that of creditor and debtor and the relationship between Bank, on one hand, and each Guarantor on the other hand, in connection herewith or therewith is solely that of creditor and a guarantor of debtors' obligations; and

          (b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between Bank and Borrower or between Bank and any Guarantor.

      8.14 WAIVERS OF JURY TRIAL. BORROWER, GUARANTORS, AND BANK HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY
LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                    BORROWER:

                                    HAM MARINE, INC.

                                    By:  ______________________________________
                                         Name:
                                         Title:


                                    BANK:

                                    BANK ONE, LOUISIANA, NATIONAL ASSOCIATION

                                    By:  ______________________________________
                                         Name:
                                         Title:


                                    GUARANTORS:

                                    FRIEDE & GOLDMAN, LTD.

                                    By:  ______________________________________
                                         Name:
                                         Title:

                                   Schedule I

                                  SUBSIDIARIES

                                      NONE

                                  Schedule II

                             ENVIRONMENTAL MATTERS

                                      NONE

                    [To be supplemented by Watkins & Eager]

                                  Schedule III

                                 EXISTING LIENS

Those certain liens in favor of Trustmark National Bank and evidenced by the following UCC-1 Financing Statements:

1. UCC-1 Financing Statement No. 352517 filed November 27, 1996 with the Chancery Clerk, First Judicial District, Hinds County, Mississippi.

2. UCC-1 Financing Statement No. 816658 filed July 18, 1994 with the Secretary of State, Mississippi.

3. UCC-1 Financing Statement No. 912523 filed August 2, 1995 with the Secretary of State, Mississippi.

4. UCC-1 Financing Statement No. 1055862 filed December 2, 1996 with the Secretary of State, Mississippi.

5. UCC-1 Financing Statement No. 94-79439 filed July 18, 1994 with the Chancery Clerk, Jackson County, Mississippi.

6. UCC-1 Financing Statement No. 95-83255 filed August 1, 1995 with the Chancery Clerk, Jackson County, Mississippi.

7. UCC-1 Financing Statement No. 96-87114 filed April 16, 1996 with the Chancery Clerk, Jackson County, Mississippi.

                                       47